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                                                                    EXHIBIT 11.0

                           PACIFIC SCIENTIFIC COMPANY

                   COMPUTATION OF PRIMARY EARNINGS PER SHARE
     FOR THE FISCAL YEARS ENDED DECEMBER 29, 1995, DECEMBER 30, 1994 AND
                              DECEMBER 31, 1993
             (in thousands except for share and per share amounts)


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                                                               1995               1994              1993
                                                           ------------------------------------------------
DATA AS TO EARNINGS:
   Income before cumulative effect of
      change in accounting principle                       $    12,750        $    10,261       $     7,283
   Cumulative effect of change in method
      of accounting for income taxes                                                                  1,060
                                                           ------------------------------------------------
      Net income applicable to common
         and common equivalent shares                      $    12,750        $    10,261       $     8,343
                                                           ================================================

DATA AS TO NUMBER OF COMMON AND
   COMMON EQUIVALENT SHARES:
   Weighted average number of shares outstanding            11,992,473         11,851,087        11,692,614
   Common equivalent shares assuming issuance
      of shares represented by outstanding
      employee's stock options:
      Additional shares assumed to be issued less
         reduction of additional shares assuming
         proceeds invested in treasury stock (at
         average market prices during each year)               521,275            364,326           104,972
                                                           ------------------------------------------------
   Average number of common and common
      equivalent shares outstanding                         12,513,748         12,215,413        11,797,586
                                                           ================================================

EARNINGS PER COMMON AND COMMON
   EQUIVALENT SHARE OUTSTANDING:
   Earnings before cumulative effect of
      change in accounting principle                       $      1.02        $      0.84       $      0.62
   Cumulative effect of change in method
      of accounting for income taxes                                                                   0.09
                                                           ------------------------------------------------

    Net earnings                                           $      1.02        $      0.84       $      0.71
                                                           ================================================
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